As filed with the Securities and Exchange Commission on October 21, 2010.
Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	660538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
997 San Roberto Street
San Juan, Puerto Rico 00926
(Address of Principal Executive Offices)
ORIENTAL FINANCIAL GROUP INC.
AMENDED AND RESTATED 2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
(Full Title of the Plan)
Carlos O. Souffront
General Counsel
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
(Name, Address and Telephone Number, including Area Code of Agent for Service)
Copies to:
Iván G. Marrero
McConnell Valdés LLC
270 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 250-2606

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	be Registered[1]	Offering Price per Share[2]	Aggregate Offering Price[2]	Registration Fee
Common Stock, par value $1.00 per share	420,807 Shares	$13.60	$5,722,975.20	$408.05

1.	Represents additional shares of common stock, par value $1.00 per share (the “Common Stock”), reserved for issuance under the Registrant’s Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered also includes an indeterminate number of shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions.

2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. Based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on October 19, 2010.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
     This registration statement on Form S-8 is filed by Oriental Financial Group Inc. (the “Company”) for the purpose of registering 420,807 additional shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued in connection with the Company’s Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Plan”). On March 17, 2010, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to replenish 420,807 shares of Common Stock reserved for issuance under the Plan. Such proposal was approved by the Company’s shareholders on April 30, 2010. In accordance with Instruction E of the General Instructions to Form S-8, the registration statement on Form S-8 previously filed by the Company with the Commission relating to the Plan (File No. 333-147727) (the “Original Registration Statement”) is incorporated herein by reference, including all periodic reports of the Company that were filed subsequent to the Original Registration Statement and which are incorporated therein by reference.
SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico, on the 21st day of October, 2010.

ORIENTAL FINANCIAL GROUP INC.
By:	/s/ José Rafael Fernández
José Rafael Fernández
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, Julio Micheo, and Norberto González, each acting singly, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ José J. Gil de Lamadrid José J. Gil de Lamadrid	Chairman Board of Directors	October 21, 2010

/s/ José Rafael Fernández José Rafael Fernández	President, Chief Executive Officer and Vice Chairman of the Board	October 21, 2010

/s/ Norberto González José Rafael Fernández	Executive Vice President and Chief Financial Officer	October 21, 2010

/s/ César Ortiz César Ortiz	Senior Vice President and Controller	October 21, 2010

/s/ Juan C. Aguayo Juan C. Aguayo	Director	October 21, 2010

/s/ Pablo I. Altieri Pablo I. Altieri	Director	October 21, 2010

/s/ Francisco Arriví Francisco Arriví	Director	October 21, 2010

/s/ Nelson García Nelson García	Director	October 21, 2010

/s/ Pedro Morazzani Pedro Morazzani	Director	October 21, 2010

/s/ Julian S. Inclán Julian S. Inclán	Director	October 21, 2010

/s/ Rafael Machargo-Chardón Rafael Machargo-Chardón	Director	October 21, 2010

/s/ Josen Rossi Josen Rossi	Director	October 21, 2010

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Oriental Financial Group Inc. Amended and Restated 2007 Omnibus Performance Incentive Plan.

4.2	Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 of the Company’s quarterly report on Form 10-Q filed on August 10, 2010).

4.3	Bylaws of the Company (incorporated herein by reference to Exhibit 3(ii) of the Company’s current report on Form 8-K filed on June 23, 2008).

4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4 to the Company’s registration statement on Form S-3, as amended, filed on February 12, 2004, Registration No. 333-112776)

5.0*	Opinion of McConnell Valdés LLC regarding legality.

23.1*	Consent of McConnell Valdés LLC (included in the opinion of counsel filed as Exhibit 5.0).

23.2*	Consent of KPMG LLP.

23.3*	Consent of KPMG LLP.

24.0*	Power of attorney (included on page 2 hereof).

*	Filed herewith.